Exhibit 5.1

March 10, 2023

Wolf Energy Services Inc.

408 State Hwy 135N

Kilgore, Texas 75662

Attention:  Jimmy Galla

Chief Executive Officer

Re: Registration Statement on Form S-1

Dear Mr. Galla:

We have acted as counsel to Wolf Energy Services Inc., a Florida corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-________) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) on the date hereof. The Registration Statement relates to the distribution by Ecoark Holdings, Inc. (“Ecoark”) of 51,987,832 shares of the Company’s common stock, par value $0.001 per share, held by Ecoark, on a pro rata basis to Ecoark’s stockholders, comprised of holders of Ecoark’s outstanding common stock and convertible preferred stock on an as-converted basis (subject to beneficial ownership limitations) (the “Securities”). The Securities were issued to Ecoark, as described in the Registration Statement in a private placement transaction exempt from registration under Section 4(a)(2) of the Securities Act.

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion, including, but not limited to, (i) the Registration Statement, as amended, (ii) the Company’s Articles of Incorporation, as amended, and Bylaws, (iii) the form of Share Exchange Agreement pursuant to which the Securities were issued to Ecoark, and (iv) certain resolutions of the Board of Directors of the Company, together with such other corporate documents and records as we deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed that the Registration Statement and any amendments thereto will have become effective and comply with all applicable laws and no stop order suspending the effectiveness of the Registration Statement will have been issued and remain in effect, in each case, at the time the Securities are offered and sold as contemplated by the Registration Statement.

Based on the foregoing, we are of the opinion that the Securities are validly issued, fully paid and non-assessable.

Wolf Energy Services Inc.

March 10, 2023

The opinions expressed herein are limited to Chapter 607 of the Florida Business Corporation Act as currently in effect, and we express no opinion as to the effect of any other law of the State of Florida or the laws of any other jurisdiction.

This opinion is effective as of the date hereof and will remain in effect as of the effectiveness date of the Registration Statement and through the issuances and sales of the Securities thereunder.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.
Nason, Yeager, Gerson, Harris & Fumero, P.A.